NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 10, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 26, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a Plan of Reorganization and Termination, John Hancock Global Shareholder Yield Fund, a series of John Hancock Funds III, acquired all of the assets of John Hancock Tax-Advantaged Global Shareholder Yield Fund in exchange for Class I shares of the John Hancock Global Shareholder Yield Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions and to facilitate the transaction, this security was suspended from trading on April 18, 2024.